Exhibit 99.1

Contact:
Ben Church
Esperion
corporateteam@esperion.com

Esperion Expands Partnership with Daiichi Sankyo Group to Additional Territories

– Esperion to Receive $30.0 Million Upfront and Up to $175.0 Million in Milestone Payments –
– Milestones from Partnership with Daiichi Sankyo Group Now Total Up to $1.1 Billion
– Demonstrates Daiichi Sankyo Group’s Commitment to the Bempedoic Acid Franchise and Strength of Existing Partnership –
– Expands the Global Potential of the Bempedoic Acid Franchise Covering Select Strategic Countries in Asia, the Middle East and Latin America –
– Company to Provide Additional Detail During Q1 2021 Earnings Call on May 4th –

ANN ARBOR, Mich., April 26, 2021 (GLOBE NEWSWIRE) -- Esperion Therapeutics (NASDAQ: ESPR) today announced it has entered into a licensing agreement with Daiichi Sankyo Company, Limited (Daiichi Sankyo) providing Daiichi Sankyo with exclusive rights to commercialize bempedoic acid and the bempedoic acid / ezetimibe combination tablet in additional countries around the world. This agreement expands the existing partnership with Daiichi Sankyo group and demonstrates the mutual commitment both organizations share toward bringing novel and convenient, oral, once-daily cardiovascular medicines to patients globally.

“Today’s announcement affirms the strength of our relationship with Daiichi Sankyo group and our shared confidence in the increasing global opportunity and unmet need for bempedoic acid,” said Tim M. Mayleben, president and chief executive officer of Esperion. “We will continue to build upon our achievements together with Daiichi Sankyo group, creating additional value for both companies and for patients worldwide. Additionally, the expanded partnership allows Esperion to benefit from the commercial strength of Daiichi Sankyo group in cardiovascular disease in countries in which they have a leadership position and provides Esperion optionality in the remaining ex-U.S. geographies to partner with leading local companies in the future.”

“We see significant opportunity for the bempedoic acid franchise globally and are highly encouraged by our initial commercialization success in Europe,” said Kiminori Nagao, President, ASCA Company, Daiichi Sankyo, who is responsible for Asia, Latin America and the Middle East business of the company. “Given our strong cardiovascular footprint in the ASCA region, we have the ability to deliver these innovative and convenient medicines to millions of additional patients.”

The agreement combines Esperion Therapeutics’ first-in-class ATP Citrate Lyase (ACL) inhibitor, bempedoic acid, with Daiichi Sankyo’s commercial capabilities, as well as synergies with their existing portfolio of cardiovascular medicines including a novel oral anticoagulant and antiplatelet products in addition to multiple statins, a mainstay of LDL-C lowering in many of these regions. The agreement seeks to distribute bempedoic acid and the bempedoic acid / ezetimibe combination tablet to millions of patients in these geographies that need additional low-density lipoprotein cholesterol (LDL-C) lowering after maximally tolerated statin therapy.

Details of the Agreement and Financial Terms with Daiichi Sankyo

Under the terms of the licensing agreement, Esperion will grant Daiichi Sankyo exclusive commercialization rights to bempedoic acid and the bempedoic acid / ezetimibe combination tablet in S. Korea, Taiwan, Hong Kong, Thailand, Vietnam, Brazil, Macao, Cambodia and Myanmar. The agreement allows for potential expansion across geographies including: Saudi Arabia, Kuwait, Oman, UAE, Qatar, Bahrain, Yemen, and other Latin American countries. Daiichi Sankyo will be responsible for commercialization in these territories, while Esperion remains responsible for certain development and regulatory activities.

Esperion will receive an upfront cash payment of $30.0 million, up to $175 million in sales milestone payments as well as tiered royalties from 5 to 20 percent on net sales in the territory. Esperion has now received $330.0 million in milestone payments from Daiichi Sankyo group. With this deal, combined milestones from Daiichi Sankyo group now total over $1.1 billion. Esperion still retains full development and commercial rights to the U.S. and other ex-U.S. countries not covered in this expanded agreement, including China, Canada, and others.

Esperion Therapeutics

ESPERION is The Lipid Management Company. Our goal is lipid management for everybody, that’s why we work hard to make our medicines easy to get, easy to take and easy to have. We discover, develop and commercialize innovative medicines and combinations to lower cholesterol, especially for patients whose needs aren’t being met by the status quo. Our entrepreneurial team of industry leaders is inclusive, passionate and resourceful. We are singularly focused on managing cholesterol so you can improve your health easily. For more information, please visit www.esperion.com and follow us on Twitter at www.twitter.com/EsperionInc.

Forward-Looking Statements

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the federal securities laws, including statements regarding commercialization plans for, and market for, bempedoic acid and the bempedoic acid /

ezetimibe combination tablet in territories outside of the U.S. Any express or implied statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause Esperion's actual results to differ significantly from those projected, including, without limitation, delays or failures in the commercialization plans of both Esperion and Daiichi Sankyo group, failures in our partnerships with Daiichi Sankyo group, failures of Daiichi Sankyo group to perform as contemplated under the agreement, failure to obtain the approval of bempedoic acid or the bempedoic acid / ezetimibe combination tablet or expanded indications in countries outside of the U.S. (including those in the territory contemplated by the agreement), the failure of markets in these territories to adopt bempedoic acid or the bempedoic acid / ezetimibe combination tablet, the impact of COVID-19 on our business, commercial development plans and our partnerships with Daiichi Sankyo group, and the risks detailed in Esperion's filings with the Securities and Exchange Commission. Any forward-looking statements contained in this press release speak only as of the date hereof, and Esperion disclaims any obligation or undertaking to update or revise any forward-looking statements contained in this press release, other than to the extent required by law.